ADDENDUM TO SUB-ADVISORY AGREEMENT
                              SMALL CAP GROWTH FUND
                           TOUCHSTONE STRATEGIC TRUST

This Agreement is entered into as of January 1, 2007 by and between Touchstone Advisors, Inc. ("Touchstone") and Longwood Investment Advisors, Inc. ("Longwood").

            WHEREAS, Touchstone and Longwood entered into a Sub-Advisory Agreement dated as of September 10, 2002 (the "Sub-Advisory Agreement") with respect to the Small Cap Growth Fund (the "Fund"), a series of Touchstone Strategic Trust; and

            WHEREAS, Touchstone and Longwood wish to enter into this Addendum to the Sub-Advisory Agreement;

            NOW, THEREFORE, it is agreed by and between the parties hereto as follows:

      1. Pursuant to Section 3 of the Sub-Advisory Agreement Longwood will receive a monthly fee equal on an annual basis to 0.60% of the Fund's average daily net assets until such time as is mutually agreed upon by Touchstone and Longwood.

      2. Except as amended by this Addendum, the Sub-Advisory Agreement shall continue in full force and effect.

      3. This Addendum shall be binding upon the parties and, to the extent permitted by law and the Sub-Advisory Agreement, their respective successors and assigns.

IN WITNESS WHEREOF, each of the parties hereto has caused this Addendum to be duly executed and delivered in its name and on its behalf by their respective officers thereunto duly authorized, all as of the day and year first above written.

TOUCHSTONE ADVISORS, INC.               LONGWOOD INVESTMENT ADVISORS, INC.


By: /s/ James H. Grifo                  By: /s/ Robert Davidson
    ---------------------------------       ----------------------------------

Print Name:                             Print Name:
            -------------------------               --------------------------

Print Title: President                  Print Title: President

Date: 6-1-07                            Date: 06-04-07